Exhibit 99.1
eBay Inc. Reports Second Quarter Results

•	Total Payment Volume of $66 billion and Gross Merchandise Volume of $20 billion

•	Revenue growth accelerates at both eBay and PayPal

•	Revenue of $4.4 billion and Non-GAAP EPS of $0.76 per diluted share, excluding eBay Enterprise

•	eBay announces additional $1 billion stock repurchase authorization

•	eBay and PayPal will separate on July 17th

San Jose, California, July 16, 2015 - Global commerce platform and payments leader eBay Inc. (Nasdaq: EBAY) today reported that revenue for the second quarter ended June 30, 2015, accelerated to $4.4 billion, with strength across both PayPal and eBay. This excludes $0.3 billion of eBay Enterprise revenue that is now presented as discontinued operations. GAAP income from continuing operations was $682 million or $0.56 per diluted share, and Non-GAAP income from continuing operations was $931 million or $0.76 per diluted share, driven by an acceleration in revenue growth at both businesses.

eBay Inc.’s commerce and payments ecosystems continued to increase the role they play in global commerce, with gross merchandise volume (GMV) growth on an FX neutral basis accelerating 1 point over the prior period to 6% and net total payment volume growth accelerating 3 points to 28%. On a year over year basis, foreign currency movements continued to have a negative effect, impacting the revenue growth rate of the eBay Marketplaces business by 8 points and the revenue growth rate of PayPal’s business by 3 points, with benefits from currency hedging partially offsetting the impact at PayPal. Additionally, weaker local currencies in some markets led to reduced demand for goods in export-oriented markets like the United States, impacting the growth of our cross border trade for eBay Marketplaces and PayPal.

"We are very pleased with our overall Q2 performance. PayPal and eBay both delivered strong Q2 results and have strong momentum. Dan, Devin and their respective teams are executing well and are prepared to create the next great chapter for PayPal and eBay," said eBay Inc. President and CEO John Donahoe.

PayPal net total payment volume (TPV) grew 20% in the second quarter to $66 billion, with Merchant Services volume up 27% and on-eBay volume down 1%. On an FX-neutral basis, PayPal TPV grew 28%, with Merchant Services volume up 36% and on-eBay volume up 6%. Payment volume through eBay Marketplaces was $14.5 billion, representing 22% of total TPV. Revenue grew to $2.3 billion. PayPal grew new active accounts 11% to 169 million and processed 1.1 billion transactions. We continued to deepen customer engagement with our customer base: in the second quarter transactions per active account increased to 24 per year, compared to 21 times a year ago, and monetization per active account increased to $50 per year. The strong, steady growth of PayPal’s customer base coupled with rising engagement continues to prove the brand’s growing popularity and value proposition globally. PayPal also agreed to acquire Xoom Corporation for approximately $890 million net of cash. We anticipate that acquiring Xoom will help accelerate PayPal’s entry into the $600 billion global remittance market, and that adding additional services to our technology platform will allow PayPal to amplify its consumer flywheel, creating a more powerful network effect.

"I am pleased with PayPal’s strong second quarter results. We continue to gain share globally in an incredibly dynamic market and I’m especially proud of our deepening engagement with our customers. As an independent company we will continue to lead the transformation of the payments industry by giving people better ways to move and manage their money," said PayPal President Dan Schulman. "I’d like to thank Devin and his team at eBay, who will continue to be key partners for PayPal in the future."

eBay Marketplaces GMV declined 2%, with the continuing strength of the dollar significantly impacting results; however, it grew 6% on an FX-neutral basis, a one point acceleration versus the prior quarter. In the U.S., GMV grew 2%; while International GMV was down 5%, it increased 8% on an FX-neutral basis. Total revenue for the quarter was $2.1 billion, down 3%, although growing 5% on an FX-neutral basis, a two point acceleration versus first quarter. eBay Marketplaces active buyers grew 6%. eBay had a strong second quarter and continues to execute against its three key strategic pillars: building a more robust commerce platform, driving a more vibrant marketplace and creating exceptional product and brand experiences.

Devin Wenig, President of eBay commented, "I am encouraged by the state of our business and the progress against our strategy. As eBay celebrates its 20th anniversary this year, we are making rapid changes to position the company for the future. My goal, and that of the entire leadership team, is for eBay to be the best global marketplace and a great enduring Internet business. As we move into our next chapter, we also look forward to continuing our strong partnership with Dan and the PayPal team."

During the quarter, the Board of Directors authorized the Company’s management to sell eBay Enterprise. Accordingly the results of eBay Enterprise are presented as discontinued operations, appearing net of tax in a single line in our statement of income. Based on the expected sales proceeds, the Company recorded an impairment of eBay Enterprise goodwill in the amount of approximately $786 million.

Second Quarter 2015 Financial Highlights (presented in millions, except per share data and percentages)

	Second Quarter
	2015	2014	Change
eBay Inc.
Net revenue	$4,379	$4,103	$276	7%
GAAP - Continuing Operations
Income from continuing operations	$682	$720	$(38)	(5%)
Earnings per diluted share from continuing operations	$0.56	$0.57	$(0.01)	(2%)
GAAP - Discontinued Operations
Loss from discontinued operations, net of income taxes	$(599)	$(44)	$(555)	**
Earnings per diluted share from discontinued operations	$(0.49)	$(0.04)	$(0.45)	**
GAAP
Net income (loss)	$83	$676	$(593)	(88%)
Earnings per diluted share	$0.07	$0.53	$(0.46)	(87%)
Non-GAAP Continuing Operations
Net income	$931	$883	$48	5%
Earnings per diluted share	$0.76	$0.70	$0.06	9%
Business Units
Payments
Net revenue	$2,260	$1,946	$314	16%
Net total payment volume (TPV)	$65,936	$55,046	$10,890	20%
Marketplaces
Net revenue	$2,116	$2,174	$(58)	(3%)
Gross merchandise volume (GMV)	$20,061	$20,485	$(424)	(2%)
**Not meaningful

Other Selected Financial and Operational Results

•
Operating margin — GAAP operating margin decreased to 16.9% for the second quarter of 2015, compared to 20.8% for the same period last year. Non-GAAP operating margin increased to 27.4% in the second quarter, compared to 26.3% for the same period last year.

•
Taxes — The GAAP effective tax rate for continuing operations for the second quarter of 2015 was 21.3%, compared to 16.7% for the second quarter of 2014. The non-GAAP effective tax rate for continuing operations for the second quarter of 2015 was 20.1% compared to 19.0% for the second quarter of 2014.

•	Cash flow — The company generated $1.1 billion of operating cash flow from continuing operations and $688 million of free cash flow from continuing operations during the second quarter of 2015.

•	Cash and cash equivalents and non-equity investments — The company's cash and cash equivalents and non-equity investments portfolio totaled $15.1 billion at June 30, 2015.

Expected 2015 Financial Results for PayPal and eBay on a Stand-Alone Basis
PayPal Holdings, Inc.

•
Full year 2015 — PayPal Holdings, Inc. expects net revenues to grow 15% - 18% on an FX-neutral basis with GAAP earnings per diluted share in the range of $0.89 - $0.95 and non-GAAP earnings per diluted share in the range of $1.23 - $1.27. Guidance does not include the pending acquisition of Xoom Corporation.

eBay Inc.

•
Full year 2015 — eBay expects net revenues to grow 3% - 5% on an FX-neutral basis with GAAP earnings per diluted share in the range of $1.40 - $1.45 and non-GAAP earnings per diluted share in the range of $1.72 - $1.77.

•
In July 2015, eBay Inc.'s board of directors authorized an additional $1 billion stock repurchase program. Together with the approximately $2 billion remaining under eBay’s prior stock repurchase program authorized in January 2014, eBay's total repurchase authorization as of July 16, 2015, is approximately $3 billion. In addition to offsetting dilution from its equity compensation programs, eBay expects, subject to market conditions and other factors, to make opportunistic repurchases of its common stock to reduce outstanding share count. Any share repurchases under eBay’s stock repurchase programs may be made through open market transactions, block trades, privately negotiated transactions (including accelerated share repurchase transactions) or other means.

Quarterly Conference Call and Webcast

eBay Inc. will host a conference call to discuss second quarter 2015 results at 5:00 a.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company's Investor Relations website at http://investor.ebayinc.com. In addition, an archive of the webcast will be accessible for 90 days through the same link.

eBay Inc. uses its Investor Relations website at http://investor.ebayinc.com as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor, in addition to following press releases, SEC filings, public conference calls and webcasts.

About eBay Inc.

eBay Inc. (NASDAQ: EBAY) is a global commerce and payments leader, providing a robust platform where merchants of all sizes can compete and win. Founded in 1995 in San Jose, Calif., eBay Inc. connects millions of buyers and sellers and enabled $255 billion of commerce volume in 2014. We do so through eBay, one of the world's largest online marketplaces, which allows users to buy and sell in nearly every country on earth; and through PayPal, which enables individuals and businesses to securely, easily and quickly send and receive digital payments. We also reach millions through specialized marketplaces such as StubHub, the world's largest ticket marketplace, and eBay classifieds sites, which together have a presence in more than 1,000 cities around the world. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

Presentation

All growth rates represent year over year comparisons, except as otherwise noted. All amounts in tables are presented in U.S. dollars, rounded to the nearest millions, except as otherwise noted. As a result, certain amounts may not sum or recalculate using the rounded dollar amounts provided.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission (SEC): non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate and free cash flow. These non-GAAP financial measures are presented on a continuing operations basis. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, see “Business Outlook,” “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income and Reconciliation of GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate” and “Reconciliation of Operating Cash Flow to Free Cash Flow” included in this press release.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the planned separation of eBay Inc.'s Marketplaces and PayPal businesses, the company’s planned sale of the Enterprise business, and the future performance of eBay Inc. and its consolidated subsidiaries that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding the completion and timing of any such separation, the future performance of the eBay and PayPal businesses on a standalone basis if the separation is completed, including expected financial results for the full year 2015, the future growth in the Payments and Marketplaces businesses, mobile payments and mobile commerce. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. There is no assurance as to the timing of the spin-off or whether it will be completed. Other factors that could cause or contribute to such differences include, but are not limited to: whether the operational, marketing and strategic benefits of the separation can be achieved; whether the costs and expenses of the separation can be controlled within expectations; changes in political, business and economic conditions, any European, Asian or general economic downturn or crisis and any conditions that affect ecommerce growth; fluctuations in foreign currency exchange rates; the company's need to successfully react to the increasing importance of mobile payments and mobile commerce and the increasing social aspect of commerce; the company's ability to deal with the increasingly competitive ecommerce environment, including competition for its sellers from other trading sites and other means of selling, and competition for its buyers from other merchants, online and offline; changes to the company's capital allocation or management of operating cash; the company's need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the effect of management changes and business initiatives; the company's need and ability to manage other regulatory, tax and litigation risks as its services are offered in more jurisdictions and applicable laws become more restrictive; any changes the company may make to its product offerings; the competitive, regulatory, payment card association-related and other risks specific to PayPal and PayPal Credit, especially as PayPal continues to expand geographically and introduce new products and as new laws and regulations related to financial services companies come into effect; the company's ability to timely upgrade and develop its technology systems, infrastructure and customer service capabilities at reasonable cost; the company's ability to maintain site stability and performance on all of its sites while adding new products and features in a timely fashion; and the company's ability to profitably integrate, manage and grow businesses that have been acquired or may be acquired in the future. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at http://investor.ebayinc.com or the SEC's website at www.sec.gov. All information in this release is as of July 16, 2015. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.

Investor Relations Contact:	Tracey Ford; Tom Hudson; Selim Freiha; Tina Todasco	tford@paypal.com; thhudson@paypal.com; selim@ebay.com; ttodasco@ebay.com
Media Relations Contact:	Johnna Hoff	press@ebay.com
Investor Information Request:	408-221-1984
Company News:	http://www.ebayinc.com/news
Investor Relations website:	http://investor.ebayinc.com

eBay Inc.
Unaudited Condensed Consolidated Balance Sheet

	June 30, 2015	December 31, 2014
	(In millions)

ASSETS
Current assets:
Cash and cash equivalents	$4,971	$6,299
Short-term investments	5,583	3,769
Accounts receivable, net	662	651
Loans and interest receivable, net	3,152	3,600
Funds receivable and customer accounts	11,352	10,545
Other current assets	1,643	1,414
Current assets held for sale	1,186	253
Total current assets	28,549	26,531
Long-term investments	5,881	5,767
Property and equipment, net	2,781	2,599
Goodwill	7,902	7,807
Intangible assets, net	283	305
Other assets	262	261
Long-term assets held for sale	—	1,862
Total assets	$45,658	$45,132
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$865	$850
Accounts payable	368	221
Funds payable and amounts due to customers	11,352	10,545
Accrued expenses and other current liabilities	3,868	5,279
Deferred revenue	125	108
Income taxes payable	101	154
Current liabilities held for sale	381	374
Total current liabilities	17,060	17,531
Deferred and other tax liabilities, net	1,913	719
Long-term debt	6,757	6,777
Other liabilities	123	125
Long-term liabilities held for sale	—	74
Total liabilities	25,853	25,226

Total stockholders' equity	19,805	19,906
Total liabilities and stockholders' equity	$45,658	$45,132

eBay Inc.
Unaudited Condensed Consolidated Statement of Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(In millions, except per share amounts)

Net revenues	$4,379	$4,103	$8,549	$8,100
Cost of net revenues (1)	1,348	1,181	2,585	2,330
Gross profit	3,031	2,922	5,964	5,770
Operating expenses:
Sales and marketing (1)	836	885	1,600	1,661
Product development (1)	485	468	935	915
General and administrative (1)	683	448	1,322	900
Provision for transaction and loan losses	262	229	519	432
Amortization of acquired intangible assets	24	38	47	82
Total operating expenses	2,290	2,068	4,423	3,990
Income from operations	741	854	1,541	1,780
Interest and other, net	126	10	135	5
Income from continuing operations before income taxes	867	864	1,676	1,785
Provision for income taxes	(185)	(144)	(323)	(3,360)
Income (loss) from continuing operations	$682	$720	$1,353	$(1,575)
Loss from discontinued operations, net of income taxes	(599)	(44)	(644)	(75)
Net income (loss)	$83	$676	$709	$(1,650)

Income (loss) per share - basic:
Continuing operations	$0.56	$0.57	$1.11	$(1.24)
Discontinued operations	$(0.49)	$(0.03)	$(0.53)	$(0.06)
Net income (loss) per share - basic	$0.07	$0.54	$0.58	$(1.30)

Income (loss) per share - diluted:
Continuing operations	$0.56	$0.57	$1.10	$(1.24)
Discontinued operations	$(0.49)	$(0.04)	$(0.52)	$(0.06)
Net income (loss) per share - diluted	$0.07	$0.53	$0.58	$(1.30)

Weighted average shares:
Basic	1,217	1,258	1,217	1,267
Diluted	1,225	1,267	1,227	1,267

(1) Includes stock-based compensation as follows:
Cost of net revenues	$20	$16	$38	$30
Sales and marketing	39	41	82	79
Product development	58	57	113	106
General and administrative	81	48	137	92
	$198	$162	$370	$307

eBay Inc.
Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(In millions)
Cash flows from operating activities:
Net income (loss)	$83	$676	$709	$(1,650)
Loss from discontinued operations	599	44	644	75
Adjustments:
Provision for transaction and loan losses	262	229	519	432
Depreciation and amortization	324	303	634	615
Stock-based compensation	198	162	370	307
Purchases of loans held for sale	(196)	—	(196)	—
Proceeds from sale of loans held for sale	200	—	200	—
Gain on sale of investments and loans held for sale	(132)	—	(132)	—
Deferred income taxes	43	(36)	(28)	3,043
Changes in assets and liabilities, net of acquisition effects	(272)	96	(418)	(95)
Net cash provided by continuing operating activities	1,109	1,474	2,302	2,727
Net cash provided by (used in) discontinued operating activities	47	20	5	(59)
Net cash provided by operating activities	1,156	1,494	2,307	2,668
Cash flows from investing activities:
Purchases of property and equipment	(421)	(236)	(720)	(421)
Changes in principal loans receivable, net	(307)	(230)	(319)	(232)
Proceeds from sale of loans originated for investment	714	—	714	—
Purchases of investments	(3,696)	(2,380)	(6,119)	(3,641)
Maturities and sales of investments	2,335	1,258	4,369	3,264
Acquisitions, net of cash acquired	(273)	(35)	(273)	(35)
Other	(2)	(5)	(2)	(6)
Net cash used in continuing investing activities	(1,650)	(1,628)	(2,350)	(1,071)
Net cash used in discontinued investing activities	(47)	(33)	(70)	(58)
Net cash used in investing activities	(1,697)	(1,661)	(2,420)	(1,129)
Cash flows from financing activities:
Proceeds from issuance of common stock	108	99	146	154
Repurchases of common stock	—	(1,657)	(1,000)	(3,468)
Excess tax benefits from stock-based compensation	28	26	56	86
Tax withholdings related to net share settlements of restricted stock units and awards	(129)	(106)	(180)	(210)
Funds receivable and customer accounts, net	(461)	(389)	(807)	(777)
Funds payable and amounts due to customers, net	461	389	807	777
Net borrowings under commercial paper program	—	1,200	—	1,200
Other	—	(6)	—	3
Net cash provided by (used in) continuing financing activities	7	(444)	(978)	(2,235)
Net cash used in discontinued financing activities	—	(1)	—	(3)
Net cash provided by (used in) financing activities	7	(445)	(978)	(2,238)
Effect of exchange rate changes on cash and cash equivalents	48	31	(250)	39

Net (decrease) increase in cash and cash equivalents	(486)	(581)	(1,341)	(660)
Cash and cash equivalents at beginning of period	5,473	4,415	6,328	4,494
Cash and cash equivalents at end of period	$4,987	$3,834	$4,987	$3,834
Less: Cash and cash equivalents of held for sale	$16	$37	$16	$37
Cash and cash equivalents of continuing operations at end of period	$4,971	$3,797	$4,971	$3,797

eBay Inc.
Unaudited Payments Supplemental Operating Data

	Three Months Ended
	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
	(In millions, except percentages)
Active registered accounts (1)	169	165	162	157	152
Current quarter vs prior quarter	2%	2%	3%	3%	3%
Current quarter vs prior year quarter	11%	11%	13%	14%	15%

Net number of payments (2)	1,082.0	1,039.7	1,057.7	893.0	849.7
Current quarter vs prior quarter	4%	(2)%	18%	5%	2%
Current quarter vs prior year quarter	27%	24%	25%	22%	21%

Net total payment volume (3)	$65,936	$61,413	$64,296	$56,576	$55,046
Current quarter vs prior quarter	7%	(4)%	14%	3%	6%
Current quarter vs prior year quarter	20%	18%	24%	29%	29%
On eBay net total payment volume as % of net total payment volume	22%	24%	24%	25%	27%
Merchant Services net total payment volume as % of net total payment volume	78%	76%	76%	75%	73%

Take rate (4)	3.43%	3.43%	3.36%	3.45%	3.53%

Transaction rates (5)
Expense rate	0.96%	0.94%	0.92%	0.95%	0.95%
Loss rate	0.30%	0.31%	0.32%	0.33%	0.28%
Margin rate	63.2%	63.8%	63.2%	62.8%	65.1%

(1)
All registered accounts that successfully sent or received at least one payment or payment reversal through our payments networks, including PayPal Credit and Venmo, but excluding users of Braintree’s unbranded payment checkout solutions, within the last 12 months and which are currently able to transact.

(2)
Total number of payments, net of payment reversals, successfully completed through our payments networks, including PayPal Credit, Venmo and payments processed through Braintree’s full stack payments platform during the period; excludes payments sent or received through PayPal’s and Braintree’s payment gateway businesses.

(3)
Total dollar volume of payments, net of payment reversals, successfully completed through our payments networks, including PayPal Credit, Venmo, and payments processed through Braintree’s full stack payments platform during the period; excludes payments sent or received through PayPal’s and Braintree’s payment gateway businesses.

(4)
Take Rate reflects total net revenues earned through our payments networks, including PayPal Credit, Braintree, Venmo, PayPal’s payment gateway business, subscription fees and other net revenues, divided by Net Total Payment Volume.

(5)	Expense Rate reflects third party payment processing expenses and other related service costs, divided by Net Total Payment Volume.

Loss Rate reflects expense associated with our customer protection programs, fraud, chargebacks and merchant credit losses, bad debt expense associated with our accounts receivable balances and loan reserves associated with our loan receivables balances, divided by Net Total Payment Volume.

Margin Rate reflects Take Rate less Expense Rate and Loss Rate, divided by Take Rate.

eBay Inc.
Unaudited Marketplaces Supplemental Operating Data

	Three Months Ended
	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
		(In millions, except percentages)
Active Buyers (1)	157	157	155	152	149
Current quarter vs prior quarter	—%	1%	2%	2%	3%
Current quarter vs prior year quarter	6%	8%	10%	13%	14%

Gross Merchandise Volume (2)	$20,061	$20,195	$21,849	$20,075	$20,485
Current quarter vs prior quarter	(1)%	(8)%	9%	(2)%	—%
Current quarter vs prior year quarter	(2)%	(2)%	2%	9%	12%

eBay's classifieds web sites, brands4friends and Shopping.com are not included in these metrics.

(1)
All buyers (including buyers of Half.com, StubHub, GittiGidiyor, and our Korean subsidiary) who successfully closed a transaction within the previous 12-month period. Buyers may register more than once, and as a result, may have more than one account.

(2)
Total value of all successfully closed transactions between users on Marketplaces platforms during the period regardless of whether the buyer and seller actually consummated the transaction; excludes vehicles and real estate gross merchandise volume.

Expected 2015 Financial Results for PayPal and eBay on a Stand-Alone Basis
(In Millions, Except Per Share Amounts)
The guidance figures provided below and elsewhere in this press release are forward-looking statements, reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature because the future performance of each of eBay and PayPal is difficult to predict. Such guidance is based on information available on the date of this press release, and eBay and PayPal assumes no obligation to update it.
The future performance of eBay and PayPal involves risks and uncertainties, and each company's actual results could differ materially from the information below and elsewhere in this press release. Some of the factors that could affect the company's operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect eBay's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting eBay's investor relations website at http://investor.ebayinc.com or the SEC's website at www.sec.gov. More information about factors that could affect PayPal’s operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in PayPal Holdings, Inc.'s registration statement on Form 10 and amendments thereto, copies of which may be obtained by visiting PayPal's investor relations website at https://investor.paypal-corp.com or the SEC's website at www.sec.gov.
eBay Inc.

Twelve Months Ending
December 31, 2015
(In millions, except per share amounts)	GAAP	Non-GAAP
Diluted EPS	$1.40 - $1.45	$1.72 - $1.77

PayPal Holdings, Inc.

Twelve Months Ending
December 31, 2015
(In millions, except per share amounts)	GAAP	Non-GAAP
Diluted EPS	$0.89 - $0.95	$1.23 - $1.27
Guidance does not include the pending acquisition of Xoom Corporation.

eBay Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flow. These non-GAAP financial measures are presented on a continuing operations basis.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures.
Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the tables included in this press release.
These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, or net purchases of property and equipment, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, the company's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, significant gains or losses from the disposal/acquisition of a business, certain effects of the planned separation of our eBay and PayPal business, certain gains and losses on investments, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company's management also uses the foregoing non-GAAP measures in reviewing the financial results of the company.
The company excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:
Stock-based compensation expense and related employer payroll taxes. This expense consists of expenses for stock options, restricted stock and employee stock purchases. The company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. The related employer payroll taxes is dependent on the company's stock price and the timing and size of exercises by employees of their stock options and the vesting of their restricted stock, over which management has limited to no control, and as such management does not believe it correlates to the company's operation of the business.
Amortization or impairment of acquired intangible assets, impairment of goodwill, significant gains or losses and transaction expenses from the acquisition or disposal of a business and certain gains or losses on investments. The company incurs amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the acquisition or disposal of a business and therefore excludes these amounts from its non-GAAP measures. The company also excludes certain gains and losses on investments. The company excludes the impact of the accretion of a note receivable associated with the disposal of certain businesses. The company excludes these items because management does not believe they correlate to the ongoing operating results of the company's business.
Restructuring. These charges consist of expenses for employee severance and other exit and disposal costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Other certain significant gains, losses, or charges that are not indicative of the Company’s core operating results.  These are significant gains, losses, or charges during a period that are the result of isolated events or transactions which have not occurred frequently in the past and are not expected to occur regularly or be repeated in the future.  The company excludes these amounts from its results primarily because management does not believe they are indicative of its current or ongoing operating results.
Separation. These are significant expenses that are related to the planned separation of our eBay and PayPal businesses into separate publicly traded companies. These consist primarily of third-party consulting fees, legal fees, employee retention payments and other expenses incurred to complete the separation.
Tax effect of non-GAAP adjustments. This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.
In addition to the non-GAAP measures discussed above, the company also uses free cash flow. Free cash flow represents operating cash flows less purchases of property and equipment. The company considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company's business, make strategic acquisitions, and repurchase stock. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.

eBay Inc.
Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended
	June 30, 2015	June 30, 2014
	(In millions, except percentages)
GAAP operating income	$741	$854
Stock-based compensation expense and related employer payroll taxes	208	172
Amortization of acquired intangible assets within cost of net revenues	13	13
Amortization of acquired intangible assets within operating expenses	24	38
Separation	208	—
Restructuring and acquisition related	7	—
Total non-GAAP operating income	460	223
Non-GAAP operating income	$1,201	$1,077
Non-GAAP operating margin	27.4%	26.3%

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income and
GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate*

	Three Months Ended
	June 30, 2015	June 30, 2014
	(In millions, except percentages)
GAAP income from continuing operations before income taxes	$867	$864
GAAP provision for income taxes	(185)	(144)
GAAP net income (loss) from continuing operations	$682	$720
Non-GAAP adjustments to net income (loss) from continuing operations:
Non-GAAP operating income from continuing operations adjustments (see table above)	460	223
Amortization of intangibles of investments	—	2
Gains or losses on investments	(160)	—
Tax effect of non-GAAP adjustments	(51)	(62)
Non-GAAP net income from continuing operations	$931	$883

Diluted net income (loss) from continuing operations per share:
GAAP	$0.56	$0.57
Non-GAAP	$0.76	$0.70
Shares used in GAAP diluted net income (loss) per-share calculation	1,225	1,267
Shares used in non-GAAP diluted net income per-share calculation	1,225	1,267

GAAP effective tax rate - Continuing operations	21%	17%
Tax effect of non-GAAP adjustments to net income (loss) from continuing operations	(1)%	2%
Non-GAAP effective tax rate - Continuing Operations	20%	19%

*Presented on a continuing operations basis

Reconciliation of Operating Cash Flow to Free Cash Flow*

	Three Months Ended
	June 30, 2015	June 30, 2014
	(In millions)
Net cash provided by continuing operating activities	$1,109	$1,474
Less: Purchases of property and equipment	(421)	(236)
Free cash flow from continuing operations	$688	$1,238

*Presented on a continuing operations basis